UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 6, 2010 (October 5, 2010)
Patterson-UTI Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22664	75-2504748
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

450 Gears Road, Suite 500, Houston, Texas 77067 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (281) 765-7100
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On October 5, 2010, Patterson-UTI Energy, Inc. (the “Company”) completed an issuance and sale of $300 million in aggregate principal amount of its 4.97% Series A Senior Notes due October 5, 2020 (the “Notes”) in a private placement. The Notes are senior unsecured obligations of the Company, which rank equally in right of payment with all other unsubordinated indebtedness of the Company. The Notes are guaranteed on a senior unsecured basis by each of the existing domestic subsidiaries of the Company other than immaterial subsidiaries.
The Notes were issued pursuant to a Note Purchase Agreement (the “Purchase Agreement”) among the Company and the purchasers named therein. The Notes bear interest at a rate of 4.97% per annum and were priced at 100% of the principal amount of the Notes. The Company will pay interest on the Notes on April 5 and October 5 of each year commencing on April 5, 2011. The Notes will mature on October 5, 2020. The Notes are prepayable at the Company’s option, in whole or in part, provided that in the case of a partial prepayment, prepayment must be in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding, at any time and from time to time at 100% of the principal amount prepaid, plus accrued and unpaid interest to the prepayment date, plus a “make-whole” premium as specified in the Purchase Agreement. The Company must offer to prepay the notes upon the occurrence of any change of control. In addition, the Company must offer to prepay the Notes upon the occurrence of certain asset dispositions if the proceeds therefrom are not timely reinvested in productive assets. If any offer to prepay is accepted, the purchase price of each prepaid Note is 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the prepayment date.
The Purchase Agreement requires compliance with two financial covenants. The Company must not permit its debt to capitalization ratio to exceed 50% at any time. The Purchase Agreement generally defines the debt to capitalization ratio as the ratio of (a) total borrowed money indebtedness to (b) the sum of such indebtedness plus consolidated net worth, with consolidated net worth determined as of the last day of the most recently ended fiscal quarter. The Company also must not permit the interest coverage ratio as of the last day of a fiscal quarter to be less than 2.50 to 1.00. The Purchase Agreement generally defines the interest coverage ratio as the ratio for the four prior quarters of EBITDA to interest charges. The Purchase Agreement also contains customary representations, warranties, indemnities and affirmative and negative covenants.
Events of default under the Purchase Agreement include failure to pay principal or interest when due, failure to comply with the financial and operational covenants, a cross default event, a judgment in excess of a threshold event, the guaranty agreement ceasing to be enforceable, the occurrence of certain ERISA events, a change of control event and bankruptcy and other insolvency events. If an event of default occurs and is continuing, then holders of a majority in principal amount of the Notes have the right to declare all the Notes then the outstanding to be immediately due and payable (provided that in limited circumstances with respect to insolvency and bankruptcy of the Company, the Notes will automatically become due and payable). In addition, if the Company defaults in payments on any Note, then until such defaults are cured, the holder thereof may declare all the Notes held by it to be immediately due and payable
The identity of each purchaser under the Purchase Agreement is set forth on the respective signature pages thereto. The above description of the Purchase Agreement is qualified in its entirety by reference to the complete text of the Purchase Agreement filed as Exhibit 10.1 hereto, which is hereby incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information under Item 1.01 is incorporated by reference.

Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
10.1	Note Purchase Agreement dated October 5, 2010 by and among the Company and the purchasers named therein

99.1	Press Release dated October 6, 2010 Announcing Private Placement of Senior Unsecured Notes

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PATTERSON-UTI ENERGY, INC.
Date: October 6, 2010	By:	/s/ John E. Vollmer III
John E. Vollmer III
Senior Vice President-Corporate Development, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Note Purchase Agreement dated October 5, 2010 by and among the Company and the purchasers named therein

99.1	Press Release dated October 6, 2010 Announcing Private Placement of Senior Unsecured Notes